Exhibit 99.1

#16 Transaction Impact Results of Specialty Products Holding Corp. “deconsolidation” from RPM International as of May 31, 2010 Asbestos Liability Reserve goes with Chapter 11 bankrupt entity FY2010 proforma revenues would decline from $3.4 billion to $3.1 billion FY2010 proforma earnings per share decline by 10¢ FY2010 pre-tax proforma cash flow increase by approximately $50 million SPHC accounted for by "cost method" RPM FY2010 Expectations Expect full year revenues of approximately $3.4 billion Earnings per share in the $1.30 - $1.45 range Strong cash flow from operations of approximately $200 million Liquidity of approximately $700 million RPM International Inc. audited results will be released on July 26, 2010